EXHIBIT 11
                                  SPARTECH CORPORATION AND SUBSIDIARIES
                             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                (In thousands, except per share amounts)

                                                                         QUARTER ENDED                SIX MONTHS ENDED
                                                                      May 4,      April 29,         May 4,      April 29,
                                                                       1996         1995             1996         1995
NET EARNINGS
  Net Earnings                                                       $  4,775     $  3,950         $  8,561     $  7,075
     Less: Preferred stock dividend requirements                         -            (549)            -          (1,098)

  Primary net earnings applicable to common shares                      4,775        3,401            8,561        5,977

     Add:  Preferred stock accretion elimination resulting from
             the assumed conversion of preferred stock                   -             549             -           1,098

  Fully diluted net earnings applicable to common shares             $  4,775     $  3,950         $  8,561     $  7,075

WEIGHTED AVERAGE SHARES OUTSTANDING
  Weighted average common shares outstanding                           23,419        8,734           23,387        8,708

     Add:  Shares issuable from assumed exercise of options
             (in excess of the 20% limitation for 1995)                 1,184          832            1,069          770

  Primary weighted average shares outstanding                          24,603        9,566           24,456        9,478

     Add:  Shares issuable from assumed conversion of preferred
             stock                                                        -         14,275             -          14,275
           Additional shares issuable from assumed exercise of
             options (in excess of the 20% limitation in 1995) due
            to the difference in the share repurchase price under
             the fully diluted computation                                176          178              303          233

  Fully diluted weighted average shares outstanding                    24,779       24,019           24,759       23,986

NET EARNINGS PER SHARE
  Primary                                                            $    .19     $    .36         $    .35     $    .63

  Fully Diluted                                                      $    .19     $    .16         $    .35     $    .29

NOTE:  Prior to May 1, 1995, Primary and Fully Diluted Net Earnings Per Common Share were computed using the Modified Treasury Stock
       Method.  Due to the 1995 conversion of the Company's Preferred Stockholders, the Treasury Stock Method was used to compute
       Primary and Fully Diluted Net Earnings Per Common Share for 1996.